Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-235793 and 333-232732 on Form S-3ASR and Registration Statement Nos. 333-220641, 333-216010, 333-189614, 333-171149, 333-162668 and 333-70567 on Form S-8 of our reports dated February 24, 2020, relating to the consolidated financial statements and financial statement schedule of Tellurian Inc. and subsidiaries, and the effectiveness of Tellurian Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tellurian Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 24, 2020